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                                                                  Exhibit 99 (B)

CONTACT:         Kay Cook
TELEPHONE:       501/378-1207
RELEASE DATE:    Immediate

                     [LOGO OF WORTHEN BANKING CORPORATION]

     LITTLE ROCK, ARKANSAS (June 9, 1994) -- Curt Bradbury, chairman and CEO of Worthen Banking Corporation (WBC), announced today that Jim G. Farmer has joined the executive management team of Worthen Banking Corporation as president and chief operating officer.

     "In his new role with Worthen Banking Corporation, Farmer will bring his experience as a successful executive and banker to help lead the WBC executive management team in continuing cost control initiatives and focusing on enhanced revenue generation for our company," Bradbury said. "It will be his challenge to continue management's efforts to establish a high efficiency banking culture in our organization that will further equip Worthen to offer its customers superior service and products essential to today's competitive banking environment."

     Farmer, 45, is an Arkansan and graduate of the University of Arkansas at Fayetteville. Following his graduation from the U of A, he moved to St. Louis where he was president and CEO of two private sector St. Louis-based companies, and served as the executive vice president for Mark Twain Bancshares, a $2.5 billion banking organization.

     "Jim has a proven record of performance in the successful management of a number of companies, including a major banking organization," Bradbury said.
"He brings to our organization broad business perspectives and operating successes that will be invaluable to Worthen as we face continuing challenges of profitability and

                                     -more-

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       WORTHEN BANK BUILDING, P.O. BOX 1681, LITTLE ROCK, ARKANSAS 72203

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growth that are common in banking.   We feel that bankers have much to learn
from other industries. Because of his broad business experience, he will be capable of bringing a non-traditional approach to our most critical operating issues."

     Bradbury said that after several meetings with Farmer, it became apparent that Farmer's business philosophy and record of performance meshed well with that of the existing WBC team. The hiring of Farmer completes the senior management team of Andrew T. Melton, executive vice president, treasurer and chief financial officer and Jim Patridge, executive vice president and senior credit officer.

     While with Mark Twain Bancshares, Farmer was a member of the company executive committee and his duties included the supervision of credit quality and loan workout strategies, expense control and revenue generation in non-bank lines of business such as brokerage, mortgage and trust. Farmer's efforts, along with those of the executive management team, resulted in Mark Twain's rapid growth and superior financial performance. Most recently, as the largest shareholder, president and CEO of Delmar Gardens Enterprises, a skilled nursing home and congregate care company with operations in five states, Farmer successfully led Delmar's restructuring and turnaround efforts. These efforts have been characterized by those knowledgeable with Delmar as nothing short of spectacular. He sold his interest in Delmar in late 1993.

     Farmer's background also includes a 13-year tenure as president and CEO of Pelham Holding Corporation, an investment company which has held interests in a variety of industries including banking, oil and gas, real estate development and insurance brokerage.

     "I'm very happy to have the opportunity to return home to Arkansas and work with so many old friends in such a wonderful company as Worthen," Farmer said. "Curt and his team have established a fine reputation in the banking industry and I look forward to being part of the team which takes Worthen to the next level of high performance."

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     Mr. Farmer, his wife and three children will be moving to Little Rock this summer.

     Worthen Banking Corporation operates 11 community banks and six other financial service companies with over 112 offices serving 46 communities throughout Arkansas and the Austin, Texas, area. Worthen has total consolidated assets of approximately $3.5 billion.

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